Exhibit 99.1

DallasNews Corporation Names Grant S. Moise Chief Executive Officer and Mary Kathryn (Katy) Murray President, Succeeding Robert W. Decherd in these Roles

DALLAS – DallasNews Corporation (Nasdaq: DALN) (the “Company”) announced today that its Board of Directors has appointed Grant S. Moise as Chief Executive Officer, succeeding Robert W. Decherd. Decherd becomes Executive Chairman and will continue in this role until May 2023, and thereafter will continue to serve as a director until his ultimate retirement from the Board in September 2023. Moise will continue in his role as President and Publisher of The Dallas Morning News. Mary Kathryn (Katy) Murray will become President of the Company and continue as Chief Financial Officer.

The Company’s Lead Director, John A. Beckert, said, “We are tremendously confident in the abilities that Grant and Katy bring to bear in their expanded roles. Robert has done an exceptional job preparing them to lead DallasNews Corporation in our quest to become a sustainably profitable digital media enterprise, and we thank him for returning to the role of Chief Executive Officer for the past four years.”

Decherd said, “Grant Moise and Katy Murray are highly capable leaders who fully embrace the purposes of DallasNews Corporation and are intensely focused on the transition we’ve undertaken to assure the journalistic quality of The Dallas Morning News while building the foundation for a profitable business. Their promotions mark the completion of a reshaping of DallasNews’ corporate structure to have a smaller leadership team and less overall executive compensation to reflect the size company we have become.”

Moise, 47, has worked in a wide range of roles at The News and the Company over the past 20 years. He became President and Publisher of The News in March 2018 and has led the newspaper’s move to a digital-first strategy. Moise serves on the boards of the News Media Alliance, the Dallas Citizens Council, the SMU Maguire Center for Ethics and Public Responsibility, and the TCU Neeley School of Business Board of Advisors. He graduated in 1997 from the University of Kansas with a degree in journalism and received his MBA from TCU’s Neeley School of Business in 2002.

Murray, 53, joined DallasNews Corporation in 2015 as chief financial officer and was named executive vice president in 2020. She previously served as CFO of SourceHOV, Pivot3, Taleo Corporation and i2 Technologies. She was an executive vice president of both Taleo and i2. Murray is treasurer and an Executive Committee member of Downtown Dallas, Inc., and from 2016 – 2018 chaired the board of the SPCA of Texas. She holds a B.S in accounting and a M.S. in accounting from Louisiana State University.

Decherd returned to the Company as CEO in May 2018, having retired from that role in 2013. He has served on the Board of Directors of the Company and its predecessors since 1976 and is DallasNews Corporation’s largest individual shareholder with 52.7 percent of the Company’s voting power.

About DallasNews Corporation

DallasNews Corporation is the Dallas-based holding company of The Dallas Morning News and Medium Giant. The Dallas Morning News is Texas’ leading daily newspaper with a strong journalistic reputation, intense regional focus and close community ties. Medium Giant is a media and marketing agency of divergent thinkers who devise strategies that deepen connections, expand influence, and scale success for clients nationwide. For additional information, visit dallasnewscorporation.com or email invest@dallasnews.com.

Statements in this communication concerning DallasNews Corporation’s business outlook or future economic performance, revenues, expenses, and other financial and non-financial items that are not historical facts are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; cybersecurity incidents; technological obsolescence; and the current and future impacts of the COVID-19 pandemic. Among other risks, there can be no guarantee that the board of directors will approve a quarterly dividend in future quarters; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.